UNITED STATES  SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 26, 2015

Date of Report (Date of earliest event reported)

EVERGREEN-AGRA, INC.

(Exact name of registrant as specified in its charter)

Nevada		98-0460379
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

19800 MacArthur suite 300, Irvine CA, USA 92612

(Address of principal executive offices) (Zip Code)

604.764.7646

Registrant's telephone number, including area code

_________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR

240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

The Company previously disclosed the consummation of the acquisition of Strategic Plans Pharma LLC (SPP)  pursuant to the Stock Purchase Agreement.  There are, however, significant potential claimed breaches of the terms of the Stock Purchase Agreement by all parties. The company was notified on March 31st , 2015 by Philip J. Snyderburn that their position is that no closing of the transfer of shares of SPP to the company occurred as a result of such potential and claimed breaches. Both parties to the Stock Purchase Agreement are claiming material breach. As a result, the company will not deem the Stock Purchase Agreement consummated, or SPP as a subsidiary of the company until these claims are resolved, if at all. The company has not consolidated any financial results of SPP at any time. In addition, during the period between the initial execution and delivery of the Stock Purchase Agreement and the date hereof, the company believes that SPP did not engage in any material operations what so ever. SPP has no capital no business and was only conceptual. SPP failed to deliver on document production, acquisition targets, and misled the issuer on material disclosures and status of SPP its assets and Model.
The issuers trading price was not effected as it is currently not actively trading and was not for this period and the period prior to the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly ca used this report to be signed on its behalf by the undersigned thereunto duly authorized.

Evergreen-Agra, Inc.

By /s/ Rene Hamouth

Date: March 26, 2015

Rene Hamouth

Chairman of the Board / Director